Filed Pursuant to Rule 424(b)(3)
Securities Act Registration No.: 333-282684
Investment Company Act Registration No.: 811-21348

BLACKROCK MUNICIPAL CREDIT ALPHA PORTFOLIO, INC.

Supplement dated October 10, 2025, to the Prospectus, dated March 26, 2025, as amended June 2, 2025 and as supplemented on August 20, 2025, September 16, 2025, and September 24, 2025 (the “Prospectus”), and the Statement of Additional Information (“SAI”), dated March 26, 2025, as supplemented on April 1, 2025, June 2, 2025 and September 24, 2025

This supplement amends certain information in the Prospectus and SAI, each dated March 26, 2025, as amended and supplemented to date, of BlackRock Municipal Credit Alpha Portfolio, Inc. (the “Fund”). Unless otherwise indicated, all other information included in the Prospectus and SAI that is not inconsistent with the information set forth in this supplement remains unchanged. Capitalized terms not otherwise defined in this supplement have the same meanings as in the Prospectus and SAI, as applicable.

On October 10, 2025, BlackRock Advisors, LLC, the Fund’s investment adviser, agreed to a contractual management fee waiver which is expected to become effective on or about December 1, 2025.

Accordingly, effective on or about December 1, 2025, the following changes are made to the Fund’s Prospectus and SAI:

The sections of the Prospectus entitled “Prospectus Summary — Investment Adviser” and “Management of the Fund — Investment Management Agreement — Fee Waiver Agreement” and the section of the SAI entitled “Management of the Fund — Investment Management Agreement” are amended to add the following:

The Advisor has contractually agreed, effective as of December 1, 2025, to waive the entirety of its management fee otherwise payable by the Fund through June 30, 2026. The agreement may be terminated upon 90 days’ notice by a majority of the Fund’s Directors who are not “interested persons” (as defined in the Investment Company Act) of the Fund or the Advisor (the “Independent Directors”) or by a vote of a majority of the outstanding voting securities of the Fund.

Investors should retain this supplement for future reference.

PRSAI-MUNEX-1025SUP